UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2006

DISCOVERY PARTNERS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

9640 Towne Centre Drive
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 455-8600

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 23, 2006, the Compensation Committee of our Board of Directors approved a paid time off cash out benefit. This benefit provides that any paid time off accrued, but not taken, by our employees not being transferred to Biofocus Inc. in connection with the closing of the transaction contemplated by the Stock and Asset Purchase Agreement dated June 12, 2006 by and between us, Galapagos NV, and Biofocus Inc. will convert into cash in accordance with the terms of our paid time off policy as if such employee had a termination of employment on the closing of the stock and asset sale. Such cash distribution will become payable to each respective employee via a special payroll distribution, so that such employee may elect, to the maximum extent permitted by our 401(k) plan, to defer receipt of, and contribute some of, the paid time off cash out amount into our 401(k) plan.

In addition, the Compensation Committee of our Board of Directors approved cash bonuses payable to the employees not remaining with Biofocus following the closing of the stock and asset sale in an amount equivalent to the anticipated 2006 discretionary matching contribution that we would have made to the 401(k) plan for such employees at the end of the 2006 plan year, to be calculated based upon the cumulative deferral election contributions that such employees have made to the 401(k) plan prior the closing at the stock and asset sale, including but not limited to any deferral of the paid time off amount. The aggregate amount anticipated to be paid in these distributions is approximately $50,000.

Additional Information about the Merger and Infinity Pharmaceuticals, Inc. and Where to Find It

In connection with the proposed merger between us and Infinity Pharmaceuticals, Inc. (“Infinity”), we filed a registration statement on Form S-4 on May 24, 2006 with the SEC, that contains a proxy statement/prospectus. Investors and security holders of us and Infinity are urged to read the proxy statement/prospectus (including any amendments or supplements to the proxy statement/prospectus) regarding the proposed merger because it contains important information about us, Infinity and the proposed merger. Securityholders will be able to obtain a copy of the proxy statement/prospectus, as well as other filings containing information about us and Infinity, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a request to Discovery Partners International, Inc., 9640 Towne Centre Drive, San Diego, CA 92121, Attention: Investor Relations, Telephone: (858) 455-8600.

Participants in the Solicitation

We and our directors and executive officers and Infinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement/prospectus referred to above. Additional information regarding our directors and executive officers is also included in our proxy statement for our 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2006. This document is available free of charge at the SEC’s web site (www.sec.gov) and from our Investor Relations at the address described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Dated: June 29, 2006	By:	/s/ Craig Kussman
	Name:	Craig Kussman
	Title:	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary